Exhibit (D)(2)

PERSONAL AND CONFIDENTIAL
[Date]

[FirstName] [LastName]
c/o TLC Vision Corporation
5280 Solar Drive, Suite 300
Mississauga, Ontario
L4W 5M8

Dear [FirstName],

The Share Option Plan (The "Option Plan") of the Corporation permits the Board of Directors to grant options to officers, employees and certain others whose contributions to the Corporation is significant. In recognition of your future and continuing contribution to the Corporation and in order to permit you to share in enhanced values that you will help to create, the Board granted you, as of [DateofIssue]an option (the "Tendered Option") to purchase Common shares (the "Shares") of the Corporation. Pursuant to the terms of the Offer to Exchange dated July 18, 2002 (the "Offer"), the Tendered Option has been cancelled and the Corporation hereby grants to you a new option (the "Option") to purchase Shares of the Corporation. This Option is granted on the basis set out in this letter and the Offer, and is subject to the Share Option Plan Document and the Insiders Trading Policy. This letter and the Option Plan are referred to collectively as the "Option Documents". All capitalized terms not otherwise defined are to bear the meaning attributed to them in the Option Plan.

The total number of Shares that you may purchase pursuant to this Option is:[Amount]

The price you must pay for each Share to be acquired on the exercise of an Option is:[Price]

Your rights to purchase Shares will vest and expire as follows:

Vesting Date           Percentage of Options Exercisable             Expiry Date
                       On or After Vesting Date

      o                             o                                     o

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares pursuant to this option will expire at 11:59 p.m. on [ExpiryDate].

This Option may be exercised in whole or in part in respect of vested Options at any time prior to expiry of the relevant Options, by delivery of written notice to the Corporation's head office to the attention of Human Resources, specifying the number of Shares to be purchased, accompanied by payment by bank draft or certified check of the total purchase price of the Shares. This Option may not be exercised in amounts less than 100 Shares in the case of any one exercise unless that exercise would entirely exhaust the Option.

All options, when exercised, will be taxed at source according to the Income Tax laws in whichever Country you reside in and taxed at the normal withholding rate based on Taxable Income. The benefit will be included on your T4/W2. All US residents are now required to complete and sign the attached letter and return it to Human Resources.
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Nothing in the Option Documents will affect our right to terminate your services, responsibilities, duties and authority to represent the Corporation or any of its Affiliates at any time for any reason whatsoever. Regardless of the reason for your termination, your rights to exercise this option will be restricted to those rights which have vested on or prior to your date of termination and, in any claim for wrongful dismissal or breach of contract, no consideration will be given to any options that might have vested during an appropriate notice period or as a result of additional compensation you may have received in place of that notice period. Complete details of these restrictions are set out in the Option Plan.

All decisions made by the Board with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be binding and conclusive on all parties.

This option is personal and may not be sold, pledged, transferred or encumbered in any way. These are restrictions on the transfer of Shares issued to you pursuant to the Option Plan. As well, restrictions apply in connection with cessation of engagement. Complete details of these restrictions are set out in the Option Plan.

Please acknowledge acceptance of this Option by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Corporation, attention Human Resources. By signing and delivering this copy, you are agreeing to be bound by all terms of the Option Documents.

Yours truly,

TLC VISION CORPORATION

By:   ______________________________
      Paul Frederick
      Executive Vice President, Human Resources

I have read and agree to be bound by this letter.


Signature:    ______________________

Date:         ______________________

Witness:      ______________________

Witness Name:

(Printed)     ______________________